Exhibit 8


                      GENERAL MOTORS ACCEPTANCE CORPORATION
                       300 Renaissance Center - Tax Staff
           Mailing Address: P.O. Box 300, Detroit, Michigan 48232-5123

                                February 19, 2001


SEE DISTRIBUTION LIST BELOW:

Re:      General Motors Acceptance Corporation
         US$25,000,000,000 Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue

Ladies and Gentlemen:

I have acted as tax counsel to General Motors Acceptance Corporation (the "Company") in connection with the preparation of the Prospectus dated February 19, 2001, relating to the offering by the Company of the above-captioned Notes. The Company has asked that I, acting in such capacity, render an opinion to you concerning the discussion of certain United States federal income tax consequences of the ownership of the Notes as set forth under the heading "United States Federal Taxation" in the Prospectus.

In rendering the opinion expressed herein, I have examined the Prospectus, the Indenture, dated as of December 1, 1993, between the Company and Citibank, N.A., Trustee, the Supplemental Indenture, dated as of January 1, 1998, between the Company and Citibank N.A., Trustee, and the Selling Agent Agreements, each dated as of February 19, 2001, among the Company and the Agents named therein. I have assumed, with the consent of the Company, that all photocopies or facsimiles of these documents submitted to us faithfully reproduce the original thereof, and that all statements set forth in the Prospectus and other documents are accurate.



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                                                               February 19, 2001



Based upon the foregoing, it is my opinion that the discussion set forth under the heading "United States Federal Taxation" in the Prospectus is an accurate summary of the principal United States federal income tax consequences of the ownership of the Notes by U.S. holders (as defined in the Prospectus).

This opinion and the discussion set forth in the Prospectus are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. This opinion cannot be relied upon if any of the facts stated in the Prospectus are inaccurate. This opinion is expressed as of the date hereof, and I do not undertake to supplement or revise this opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that cause any information, document or facts referred to herein to be untrue or incorrect. Finally, this opinion is limited to the tax matters specifically discussed under the heading "United States Federal Taxation" in the Prospectus, and I have not been asked to address, nor have I addressed, any other tax consequences relating to the Notes.

                                        Very truly yours,

                                        PETER F. HILTZ
                                        ------------------
                                        Peter F. Hiltz
                                        GMAC Tax Counsel

DISTRIBUTION LIST:

BEAR, STEARNS & CO. INC.
245 Park Avenue
New York, New York 10067

BANC OF AMERICA SECURITIES LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255-0001

CHASE SECURITIES INC.
270 Park Avenue
New York, NY  10017-2070

LEHMAN BROTHERS INC.
3 World Financial Center
New York, New York  l0285

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
World Financial Center - North Tower
250 Vesey Street
New York, New York  l0281-1310

MORGAN STANLEY & CO. INCORPORATED
1585 Broadway
New York, New York  l0036

SALOMON SMITH BARNEY
Seven World Trade Center
New York, New York  l0048

UBS WARBURG LLC
677 Western Blvd.
Stamford, Connecticut  06901